Exhibit 99.1

Oceaneering Announces $300 Million Revolving Credit Agreement

January 6, 2012 – Houston, Texas – Oceaneering International, Inc. (NYSE:OII) announced that it has entered into a new credit agreement for a $300 million revolving credit facility. The new agreement replaces a prior credit agreement that was set to expire January 22, 2012. The new agreement became effective immediately and will remain in effect for five years. The banks participating in the new credit agreement are Wells Fargo Bank, National Association (“Wells Fargo”), DNB Bank ASA (“DNB”), HSBC Bank USA, N.A., JPMorgan Chase Bank, N.A., Bank of America, N.A., and Barclays Bank PLC. The amount available under the revolving credit facility can be increased to up to $500 million at any time upon the agreement of Oceaneering and existing or additional lenders.

The new revolving credit facility will be available to refinance advances outstanding under the prior credit facility and for other general corporate purposes. Wells Fargo Securities, LLC and DNB Markets, Inc. acted as joint lead arrangers and joint bookrunners for the facility. Wells Fargo is the Administrative Agent under the new credit agreement and DNB is the Syndication Agent. The new credit agreement contains similar financial covenants as the prior credit agreement relative to defined levels of Oceaneering’s debt to total capitalization and interest expense coverage.

Robert P. Mingoia, Vice President and Treasurer, stated, “We are extremely pleased that our international group of banks has shown their confidence in our future business prospects. The new arrangement provides us medium-term capital at attractive rates and, coupled with our anticipated strong cash flow, provides us with continued financial flexibility to fund future growth.”

Statements in this press release that express a belief, expectation or intention, as well as those that are not historical fact, are forward looking. The forward-looking statements in this press release include the statement concerning Oceaneering’s purposes for the new credit facility and its strong cash flow and financial flexibility. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on current information and expectations of Oceaneering that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially from those indicated in the forward-looking statements are: industry conditions, prices of crude oil and natural gas, Oceaneering’s ability to obtain and the timing of new projects, and changes in competitive factors. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, actual outcomes could vary materially from those indicated. These and other risks are fully described in Oceaneering’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission. Oceaneering undertakes no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise, except as required by applicable law.

Oceaneering is a global provider of engineered services and products, primarily to the offshore oil and gas industry, with a focus on deepwater applications. Through the use of its applied technology expertise, Oceaneering also serves the defense and aerospace industries.

For further information, please contact Jack Jurkoshek, Director Investor Relations,

Oceaneering International, Inc., 11911 FM 529, Houston, Texas 77041; Telephone 713-329-4670;

www.oceaneering.com; E-Mail investorrelations@oceaneering.com.